As filed with the Securities and Exchange Commission on June 25, 2026
Registration No. 333-170498

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-170498
UNDER THE SECURITIES ACT OF 1933

CORMEDIX INC.
(Exact name of registrant as specified in its charter)

Delaware	20-5894890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CorMedix Inc.
389 Interpace Parkway, Suite 450
Parsippany, New Jersey 07054
(Address of principal executive offices) (Zip code)

Amended and Restated 2006 Stock Incentive Plan
(Full title of the plan)
Joseph Todisco
Chief Executive Officer
CorMedix Inc.
389 Interpace Parkway, Suite 450
Parsippany, New Jersey 07054
Telephone: (908) 517-9500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

CorMedix Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-170498) filed with the Securities and Exchange Commission on November 9, 2010 (the “Prior Registration Statement”), which registered 2,300,000 shares of common stock of the Company, par value $0.001 per share (“Shares”), issuable pursuant to the CorMedix Inc. Amended and Restated 2006 Stock Incentive Plan (the “Plan”).
As of the date of the filing of this Post-Effective Amendment, there are no remaining awards outstanding under the Plan and the Company has terminated any offering of its Shares pursuant to the Prior Registration Statement described above.
The Company is filing this Post-Effective Amendment to remove from registration under the Prior Registration Statement any and all Shares that were registered but unsold or otherwise unissued under the Plan as of the date hereof pursuant to the Prior Registration Statement.
The Company has terminated any and all offerings pursuant to the Prior Registration Statement. The Company has further determined that there are no outstanding awards, and no future awards will be granted, under the Plan. Upon the filing of this Post-Effective Amendment, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Plan pursuant to the Prior Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company as registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Parsippany, State of New Jersey, on this 25th day of June, 2026.

CORMEDIX INC.

By:	/s/ Joseph Todisco
Name:	Joseph Todisco
Title:	Chief Executive Officer
No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.